Exhibit 99.1

NEWS

CONTACT:     Mike Keim
UNIVEST CORPORATION OF PENNSYLVANIA
Chief Financial Officer
215-721-2511, keimm@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST
BANK AND TRUST CO. - REPORTS FIRST QUARTER EARNINGS

SOUDERTON, Pa., April 22, 2015 - Univest Corporation of Pennsylvania (“Univest” or "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. ("Bank") and its insurance, investments and equipment financing subsidiaries, today announced financial results for the quarter ended March 31, 2015. Univest reported net income of $6.1 million or $0.31 diluted earnings per share for the quarter ended March 31, 2015, a 7% increase from reported net income of $5.7 million or $0.35 diluted earnings per share for the quarter ended March 31, 2014. The results for the quarter ended March 31, 2015 included $1.8 million of integration and acquisition-related costs associated with Valley Green Bank, a Division of the Bank ("Valley Green Bank") or $0.06 diluted earnings per share on a tax affected basis. Excluding these costs, net income for the quarter ended March 31, 2015 would have been $7.3 million or $0.37 diluted earnings per share. The current quarter is the first reporting period reflecting financial results inclusive of the Valley Green Bank acquisition which Univest completed on January 1, 2015. On April 13, 2015, Univest completed the Valley Green Bank system conversion, moving all operations to Univest and providing all Univest and Valley Green Bank customers with access to our expanded branch and ATM network.

Loans
Gross loans and leases increased $417.2 million from December 31, 2014 and $483.4 million from March 31, 2014, which included $381.7 million of loans acquired from Valley Green Bank. Organic loan growth was 2% (8% annualized) from December 31, 2014 and 7% from March 31, 2014. The growth in loans from December 31, 2014 was primarily in commercial real estate loans and residential real estate loans. The growth in loans from March 31, 2014 was mainly due to growth in commercial real estate loans, municipal loans and leases and residential real estate loans as economic conditions continued to improve.

Deposits
Total deposits increased $393.5 million from December 31, 2014 and $415.1 million from March 31, 2014, primarily due to $385.9 million of deposits acquired from Valley Green Bank.

Borrowings
On March 30, 2015, the Corporation completed the issuance of $50 million in aggregate principal amount fixed-to-floating rate subordinated notes in a private placement transaction to institutional accredited investors. The subordinated notes have a five-year fixed rate of 5.10% and thereafter a rate of three-month LIBOR plus 3.544% until the maturity date of March 30, 2025, or any early redemption date. The net proceeds of the offering, which approximated $49 million, increased regulatory capital and will be used for general corporate purposes and to support both organic growth as well as acquisitions, should such opportunities arise. In conjunction with the issuance, the Corporation requested that Kroll Bond Rating Agency (“KBRA”) assign a senior unsecured debt rating, a subordinated debt rating and a short-term rating to the Corporation and a deposit rating and short-term rating to the Bank. As such, KBRA assigned the Corporation a senior unsecured debt rating of BBB+, a subordinated debt rating of BBB and a short-term rating of K2. In addition, KBRA assigned a deposit rating of A- and a short-term rating of K2 to the Bank. The outlook on all ratings is stable.

Net Interest Income and Margin
Net interest income increased $5.4 million to $23.3 million for the first quarter of 2015 from the same period in 2014. The net interest margin on a tax-equivalent basis for the first quarter of 2015 was 4.12%, compared to 3.78% for the fourth quarter of 2014 and 3.96% for the first quarter of 2014. The increases in the first quarter net interest income and net interest margin were mainly due to the impact of the Valley Green Bank acquisition which includes a full quarter of average net interest-earning assets acquired and the net accretion of acquisition accounting fair value adjustments (the impact of the acquisition accounting adjustments was 8 basis points).

Non-Interest Income
Non-interest income for the quarter ended March 31, 2015 was $13.4 million, an increase of $1.3 million or 11% from the first quarter of 2014. Insurance commission and fee income increased $814 thousand for the quarter, primarily due to the acquisition of Sterner Insurance on July 1, 2014. The net gain on mortgage banking activities increased $909 thousand for the quarter mainly due to an increase in purchase volume. Funded first mortgage volume for the quarter ended March 31, 2015 increased $30.1 million or 174% compared to 2014. These favorable increases were partially offset by a $286 thousand decline in investment advisory commission and fee income related to the fourth quarter of 2014 divestiture of approximately $375 million in marginally profitable assets under the supervision of independent consultants.

Non-Interest Expense
Non-interest expense for the quarter ended March 31, 2015 was $27.4 million, an increase of $6.5 million or 31% compared to the first quarter of 2014. Non-interest expense for the first quarter of 2015 was impacted by the Valley Green Bank acquisition which included integration and acquisition-related costs totaling $1.8 million and additional expenses related to staffing, branch offices and operations. Salaries and benefit expense increased $2.6 million primarily attributable to the Valley Green Bank and Sterner Insurance acquisitions. Premises and equipment expenses increased $959 thousand mainly due to the Valley Green Bank acquisition and increased investments in computer equipment and software. Commission expense increased $224 thousand mostly due to the increase in mortgage banking volume.

Financial Centers
Costs associated with maintaining the Bank’s Financial Center (FC) network have increased while transaction volumes, consistent with the industry, are on the decline as a result of new technology-based solutions bringing added convenience services to both individuals and businesses. These technology solutions have greatly reduced the need for customers to visit FCs for routine transactions while the demand for consultative services and solutions related to Univest’s integrated financial solution platform has increased. As such, over the last two years Univest conducted a market research study to determine the optimal locations for its FCs and developed a new FC model, which is smaller in size, combines enhanced technology with personal service and provides consultative services and solutions delivered by personal bankers. Combined, these efforts have led to the development of a comprehensive FC optimization plan which includes opening new Univest FCs in growth markets while closing FCs which operate in close proximity to other centers. The first of Univest’s new FCs was opened in Newtown during the first quarter of 2015, and we are targeting the opening of additional FCs in Collegeville and the Fairmount section of Philadelphia during the third quarter of 2015. In conjunction with an action plan finalized and approved in April, Univest will also close six FCs in the third quarter of 2015 and transition customers to FCs located within a few miles of the closed FC. These closures will require Univest to record a restructuring charge of $1.3 million in the second quarter of 2015. The projected annualized savings from these closures is $1.9 million.

Asset Quality and Provision for Loan and Lease Losses
Non-accrual loans and leases, including non-accrual troubled debt restructured loans, were $18.6 million at March 31, 2015 compared to $17.3 million at December 31, 2014 and $19.3 million at March 31, 2014. Net loan and lease charge-offs were $802 thousand during the first quarter of 2015 compared to $1.4 million for the first quarter of 2014. Non-accrual loans and leases as a percentage of total loans and leases held for investment were 0.91% at March 31, 2015 compared to 1.07% at December 31, 2014 and 1.24% at March 31, 2014. The provision for loan and lease losses was $1.1 million for the first quarter of 2015 compared to $1.5 million for the first quarter of 2014.

The allowance for loan and lease losses as a percentage of loans and leases held for investment was 1.02% at March 31, 2015, compared to 1.27% at December 31, 2014 and 1.57% at March 31, 2014. At March 31, 2015, the allowance for loan and lease losses as a percentage of loans and leases held for investment, excluding loans acquired in the Valley Green Bank acquisition – which were recorded at fair value as of the acquisition date – was 1.26%. The allowance for loan and lease losses to nonaccrual loans and leases held for investment equaled 112.52% at March 31, 2015, compared to 119.18% at December 31, 2014 and 127.38% at March 31, 2014.

Capital
Univest continues to remain well-capitalized at March 31, 2015. Univest adopted the new Basel III regulatory capital rules during the first quarter of 2015 under the transition rules. Total risk-based capital at March 31, 2015 under Basel III and inclusive of the Valley Green Bank acquisition was 13.26%, well in excess of the regulatory minimum for well-capitalized status of 10%.

During the quarter, Univest repurchased 238,046 shares of common stock at a cost of $4.6 million under its Board approved share repurchase program. Shares available for future repurchases under the plan totaled 561,954 at March 31, 2015. Total shares outstanding at March 31, 2015 were 19,820,824.

Dividend
On February 25, 2015, Univest declared a quarterly cash dividend of $0.20 per share, payable on April 1, 2015. This represented a 4.01% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

About Univest Corporation of Pennsylvania
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has $2.8 billion in assets and more than $3.0 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.
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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2015
(Dollars in thousands)

Balance Sheet (Period End)	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Assets	$2,757,495	$2,235,321	$2,222,196	$2,197,252	$2,201,194
Investment securities	380,484	368,630	360,778	358,460	381,724
Loans held for sale	5,479	3,302	2,156	9,811	1,856
Loans and leases held for investment, gross	2,043,840	1,626,625	1,597,736	1,586,994	1,560,446
Allowance for loan and lease losses	20,934	20,662	21,762	24,094	24,567
Loans and leases held for investment, net	2,022,906	1,605,963	1,575,974	1,562,900	1,535,879
Total deposits	2,254,834	1,861,341	1,860,143	1,832,234	1,839,760
Noninterest-bearing deposits	509,183	449,339	436,189	432,399	426,430
NOW, money market and savings	1,293,165	1,159,409	1,162,778	1,131,605	1,145,994
Time deposits	452,486	252,593	261,176	268,230	267,336
Borrowings	91,423	41,974	38,005	45,066	41,486
Shareholders' equity	360,394	284,554	289,814	286,787	283,296

Balance Sheet (Average)	For the three months ended,
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Assets	$2,691,513	$2,239,015	$2,217,474	$2,179,057	$2,172,551
Investment securities	381,008	363,567	360,274	376,970	390,630
Loans and leases, gross	2,023,835	1,607,918	1,597,965	1,566,293	1,550,346
Deposits	2,237,830	1,875,938	1,860,138	1,819,546	1,823,589
Shareholders' equity	362,125	291,547	288,429	285,489	282,574

Asset Quality Data (Period End)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$18,604	$17,337	$18,814	$17,742	$19,287
Accruing loans and leases 90 days or more past due	1,063	451	344	524	581
Accruing troubled debt restructured loans and leases	5,341	5,469	5,463	6,340	7,036
Other real estate owned	955	955	955	1,650	1,650
Nonperforming assets	25,963	24,212	25,576	26,256	28,554
Allowance for loan and lease losses	20,934	20,662	21,762	24,094	24,567
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.91%	1.07%	1.18%	1.12%	1.24%
Nonperforming loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	1.22%	1.43%	1.54%	1.55%	1.72%
Allowance for loan and lease losses / Loans and leases held for investment	1.02%	1.27%	1.36%	1.52%	1.57%
Allowance for loan and lease losses/Loans and leases held for investment (excluding acquired loans at period-end)	1.26%	1.27%	1.36%	1.52%	1.57%
Allowance for loan and lease losses / Nonaccrual loans and leases held for investment	112.52%	119.18%	115.67%	140.00%	127.38%
Allowance for loan and lease losses / Nonperforming loans and leases held for investment	83.71%	88.84%	88.39%	100.08%	91.31%
Acquired credit impaired loans	1,627	—	—	—	—

	For the three months ended,
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Net loan and lease charge-offs	$802	$1,748	$2,565	$1,724	$1,402
Net loan and lease charge-offs (annualized)/Average loans and leases	0.16%	0.43%	0.64%	0.44%	0.37%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2015
(Dollars in thousands, except per share data)
	For the three months ended,
For the period:	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Interest income	$24,738	$18,995	$19,219	$18,725	$18,946
Interest expense	1,434	1,039	978	981	998
Net interest income	23,304	17,956	18,241	17,744	17,948
Provision for loan and lease losses	1,074	648	233	1,251	1,475
Net interest income after provision	22,230	17,308	18,008	16,493	16,473
Noninterest income:
Trust fee income	1,820	2,143	1,862	1,931	1,899
Service charges on deposit accounts	1,063	1,096	1,073	1,047	1,014
Investment advisory commission and fee income	2,763	2,760	3,086	3,009	3,049
Insurance commission and fee income	4,146	2,896	2,881	2,434	3,332
Bank owned life insurance income	353	461	346	443	378
Net gain on sales of investment securities	91	78	—	415	142
Net gain on mortgage banking activities	1,258	698	616	519	349
Net gain on sales of other real estate owned	—	—	195	—	—
Other income	1,937	1,944	2,451	2,126	1,978
Total noninterest income	13,431	12,076	12,510	11,924	12,141
Noninterest expense:
Salaries and benefits	13,314	10,297	11,035	10,242	10,671
Commissions	1,814	2,052	2,200	1,795	1,590
Premises and equipment	4,047	3,368	3,115	3,097	3,088
Professional fees	807	765	744	846	809
Intangible expense	786	405	352	650	760
Acquisition-related costs	466	531	180	516	43
Integration costs	1,374	—	8	—	—
Other expense	4,803	5,144	4,385	4,644	3,922
Total noninterest expense	27,411	22,562	22,019	21,790	20,883
Income before taxes	8,250	6,822	8,499	6,627	7,731
Income taxes	2,134	1,632	2,264	1,547	2,005
Net income	$6,116	$5,190	$6,235	$5,080	$5,726
Per common share data:
Book value per share	$18.18	$17.54	$17.87	$17.65	$17.43
Net income per share:
Basic	$0.31	$0.32	$0.38	$0.31	$0.35
Diluted	$0.31	$0.32	$0.38	$0.31	$0.35
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20
Weighted average shares outstanding	19,951,242	16,215,580	16,225,596	16,243,161	16,256,047
Period end shares outstanding	19,820,824	16,221,607	16,220,249	16,248,495	16,249,152

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2015

	For the three months ended,
Profitability Ratios (annualized)	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Return on average assets	0.92%	0.92%	1.12%	0.94%	1.07%
Return on average assets, excluding integration and acquisition-related costs	1.10%	1.01%	1.14%	1.00%	1.07%
Return on average shareholders' equity	6.85%	7.06%	8.58%	7.14%	8.22%
Return on average shareholder's equity, excluding integration and acquisition-related costs	8.19%	7.78%	8.80%	7.61%	8.26%
Return on average tangible common equity, excluding integration and acquisition-related costs	12.48%	10.73%	12.21%	10.37%	11.16%
Net interest margin (FTE)	4.12%	3.78%	3.88%	3.86%	3.96%
Efficiency ratio (1)	71.68%	71.46%	68.39%	70.00%	66.19%
Efficiency ratio (1), excluding integration and acquisition-related costs	66.87%	69.78%	67.81%	68.34%	66.06%

Capitalization Ratios
Dividends declared to net income	65.26%	62.49%	52.01%	63.96%	56.72%
Shareholders' equity to assets (Period End)	13.07%	12.73%	13.04%	13.05%	12.87%
Tangible common equity to tangible assets	8.91%	9.49%	9.78%	9.94%	9.74%

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.43%	10.55%	10.50%	10.72%	10.64%
Common equity tier 1 risk-based capital ratio	10.27%
Tier 1 risk-based capital ratio	10.27%	11.79%	11.98%	12.00%	12.00%
Total risk-based capital ratio	13.26%	12.91%	13.18%	13.26%	13.27%

(1) Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.
(2) Ratios at March 31, 2015 are under BASEL III regulatory capital rules. On January 1, 2015, the BASEL III rules became effective, subject to transition provisions primarily relating to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital, to be phased in over a three-year period beginning January 1, 2015. Prior period capital ratios are reported under BASEL I.

Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Three Months Ended March 31,
Tax Equivalent Basis	2015			2014
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$9,135	$5	0.22%	$25,403	$14	0.22%
U.S. government obligations	139,965	379	1.10	131,302	331	1.02
Obligations of state and political subdivisions	104,620	1,322	5.12	107,756	1,456	5.48
Other debt and equity securities	136,423	655	1.95	151,572	720	1.93
Federal funds sold	6,591	2	0.12	—	—	—
Total interest-earning deposits, investments and federal funds sold	396,734	2,363	2.42	416,033	2,521	2.46
Commercial, financial, and agricultural loans	422,817	4,249	4.08	392,173	3,898	4.03
Real estate—commercial and construction loans	821,902	9,631	4.75	591,064	6,505	4.46
Real estate—residential loans	473,142	5,384	4.61	282,002	2,941	4.23
Loans to individuals	30,622	407	5.39	38,646	584	6.13
Municipal loans and leases	203,999	2,437	4.84	175,149	2,121	4.91
Lease financings	71,353	1,583	9.00	71,312	1,632	9.28
Gross loans and leases	2,023,835	23,691	4.75	1,550,346	17,681	4.63
Total interest-earning assets	2,420,569	26,054	4.37	1,966,379	20,202	4.17
Cash and due from banks	30,203			29,949
Reserve for loan and lease losses	(21,088)			(25,326)
Premises and equipment, net	40,568			34,250
Other assets	221,261			167,299
Total assets	$2,691,513			$2,172,551
Liabilities:
Interest-bearing checking deposits	$345,884	$46	0.05	$313,666	$43	0.06
Money market savings	375,521	280	0.30	289,101	67	0.09
Regular savings	563,037	122	0.09	543,107	79	0.06
Time deposits	461,374	969	0.85	268,952	803	1.21
Total time and interest-bearing deposits	1,745,816	1,417	0.33	1,414,826	992	0.28
Short-term borrowings	46,837	10	0.09	39,631	6	0.06
Subordinated notes (1)	1,096	7	2.59	—	—	—
Total borrowings	47,933	17	0.14	39,631	6	0.06
Total interest-bearing liabilities	1,793,749	1,434	0.32	1,454,457	998	0.28
Noninterest-bearing deposits	492,014			408,763
Accrued expenses and other liabilities	43,625			26,757
Total liabilities	2,329,388			1,889,977
Shareholders' Equity:
Common stock	110,271			91,332
Additional paid-in capital	120,159			61,774
Retained earnings and other equity	131,695			129,468
Total shareholders' equity	362,125			282,574
Total liabilities and shareholders' equity	$2,691,513			$2,172,551
Net interest income		$24,620			$19,204
Net interest spread			4.05			3.89
Effect of net interest-free funding sources			0.07			0.07
Net interest margin			4.12%			3.96%
Ratio of average interest-earning assets to average interest-bearing liabilities	134.94%			135.20%

(1) The interest rate on subordinated notes is calculated on a 30/360 day basis at a rate of 5.10%.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended March 31, 2015 and 2014 have been calculated using the Corporation’s federal applicable rate of 35.0%.